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                                                                    Exhibit 99.1

                     IXYS Completes Acquisition of Westcode

     SANTA CLARA, Calif. -- (BUSINESS WIRE) -- Jan. 22, 2002 -- IXYS Corporation (Nasdaq:SYXI) a leader in power semiconductors for power conversion and motion control applications, announced today that it acquired, for approximately $9,000,000 in cash, 100% of the equity of Westcode Semiconductors Limited, a UK-based power semiconductor company located in Chippenham, England. IXYS expects the transaction to be accretive to earnings per share.

     Westcode, an ISO 9001 qualified company, manufacturers and sells a portfolio of very high power semiconductors products that will supplement the existing IXYS product line. Westcode's products are used in a variety of applications including induction heating, welding, motion controls (AC and DC drives), traction, electric vehicles and HVDC.

     Westcode will operate as a wholly owned subsidiary of IXYS with Bill Jones continuing in his present capacity as President of Westcode.

     "We are delighted to welcome Westcode to the IXYS family. With a reputation for quality and innovation, Westcode's product portfolio is one of the strongest in the business," stated Nathan Zommer, CEO and President of IXYS. "IXYS has a corporate commitment to deliver unsurpassed service and world class products to our customers. This commitment is further strengthened with the addition of Westcode and its precision manufacturing capability combined with its dedication to quality."

     "We have been partners with IXYS for several years. This has given us a unique view of IXYS' superb and innovative technology as well as its emphasis on customer satisfaction," said Bill Jones, President of Westcode. "We are glad to be part of the IXYS family. Like IXYS, we put the needs of our customers first. This combination with IXYS brings to both our customers a strong commitment to excellence and innovation."

     "With the acquisition of Westcode, IXYS has significantly increased its product offering and will gain access to a larger customer base. Westcode has been at the forefront of power semiconductor design. With Westcode, we will push forward and bring more advanced power solutions to the marketplace," added Peter Ingram, President of IXYS Europe.

     IXYS develops and markets primarily high performance power semiconductor devices that are used in controlling and converting electrical power efficiently in power systems for the telecommunication and internet infrastructure, motor drives, medical systems and transportation. IXYS also serves its markets with a combination of digital and analog integrated circuits.

     Statements in this press release regarding IXYS' business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including, but not limited to whether the transaction will be accretive, the synergies that may be derived from the acquisition of Westcode by IXYS, the ability of IXYS and Westcode to develop, manufacture, and market new products, the ability of IXYS to successfully integrate Westcode, and the demand by end-users for the products produced by the customers of both companies, and the other risks detailed from time to time in IXYS' reports filed with the Securities and Exchange Commission. Further information on other factors that could affect IXYS' operations is detailed and included in IXYS' Form 10-K, as filed with the Securities and Exchange Commission, which includes the IXYS Corporation audited financial statements as of March 31, 2001 and 2000. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

CONTACT:    IXYS Corporation, Santa Clara
            Arnold P. Agbayani, 408/982-0700